Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-239689) and related Prospectus of Vir Biotechnology, Inc. and to the incorporation by reference of our report dated March 26, 2020, with respect to the consolidated financial statements of Vir Biotechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 7, 2020